UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported): July 27, 2009

ROCK-TENN COMPANY
(Exact name of registrant as specified in its charter)

Georgia	1-12613	62-0342590

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Thrasher Street, Norcross, Georgia	30071

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On July 21, 2009, Rock-Tenn Company as Borrower (the “Company”), Rock-Tenn Company of Canada (the “Canadian Borrower”), certain subsidiaries of the Company (the “Guarantors”), the Lenders (as defined below), and Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, and Bank of America, N.A., acting through its Canada branch, as Canadian Agent, entered into an amendment and consent (the “Second Amendment”) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2008, as amended from time to time, among the Company, the Canadian Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent and Collateral Agent and the Canadian Agent (the “Credit Facility”).  Capitalized terms used but not defined in this description have the meanings assigned to them in the Credit Facility.  The Second Amendment expands the Company’s authority to (1) refinance the 2016 Senior Notes, in addition to its current ability to refinance the 2011 Senior Notes and/or the 2013 Senior Notes; and (2) redeem, repurchase, defease, purchase prior to maturity or prepay the 2011 Senior Notes and/or the 2013 Senior Notes (collectively, the “2011/2013 Notes”) in an amount not to exceed (i) $85,000,000 (the “Annual Limit”) in any fiscal year of the Company plus, beginning with the fiscal year of the Company ending on September 30, 2011, the unused amount available under the Annual Limit for the immediately preceding fiscal year, and (ii) $170,000,000 for all such redemptions, repurchases, defeasances, purchases or prepayments (collectively, “Purchases”) of the 2011/2013 Notes, in each case subject to certain conditions.    If the Leverage Ratio before and after giving effect to any such Purchases of the 2011/2013 Notes on a Pro Forma Basis does not exceed 3.00 to 1.00, the Company may make additional Purchases of the 2011/2013 Notes in an aggregate amount not to exceed $100,000,000 (an increase of $25,000,000).  After giving effect to any such Purchases of the 2011/2013 Notes prior to maturity, the Company must have the availability, under the Aggregate Revolving Committed Amount, of at least $300,000,000.

In addition, the Second Amendment provides that the Company will not be required to prepay the Loans with the Net Proceeds from any Debt Issuance made pursuant to Section 6.3(l) of the Credit Facility to the extent such Net Proceeds are used to (1) repay the 2011/2013 Notes at maturity, (2) redeem, defease, repurchase, purchase prior to maturity or repay the 2011/2013 Notes in accordance with Section 6.18(a) of the Credit Facility or (3) prepay the Term Loans, in each case within one (1) year after such Debt Issuance.  Any Net Proceeds that are not used within such time period to redeem, defease, repurchase, purchase prior to maturity, or repay at maturity the 2011/2013 Notes, or to prepay the Term Loans, shall be promptly used to prepay the Loans.

The Second Amendment also provides that the Company may (1) incur Indebtedness pursuant to and otherwise related to the 2016 Senior Notes and (2) incur unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000, provided that the maturity date of such unsecured Indebtedness is not earlier than, and such unsecured Indebtedness is not subject to any amortization payment, mandatory prepayment, mandatory sinking fund payment, redemption or other acceleration prior to, one (1) year following the Term Loan B Maturity Date.

The description herein of the Amendment is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Second Amendment filed as Exhibit 10.1 hereto.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1

Second Amendment to Credit Agreement and Consent, dated as of July 21, 2009, by and among Rock-Tenn Company, Rock-Tenn Company of Canada, the Guarantors, the Lenders, and Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, and Bank of America, N.A., acting through its Canada branch, as Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 27, 2009
ROCK-TENN COMPANY

		By	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Executive Vice President, Chief
Financial Officer and Chief
Administrative Officer (Principal
Financial Officer)